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                                                                Exhibit 10.18(a)

                         FALCON TELECABLE, A CALIFORNIA
                               LIMITED PARTNERSHIP




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                      NOTE PURCHASE AND EXCHANGE AGREEMENT

                          Dated as of October 21, 1991

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              11.56% Series A Subordinated Notes due March 31, 2001
              11/56% Series B Subordinated Notes due March 31, 2001
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               FALCON TELECABLE, A CALIFORNIA LIMITED PARTNERSHIP
                            474 South Raymond Avenue,
                                    Suite 200
                               Pasadena, CA 91105
                      NOTE PURCHASE AND EXCHANGE AGREEMENT

              11.56% Series A Subordinated Notes due March 31, 2001 11/56% Series B Subordinated Notes due March 31, 2001


                                                    Dated as of October 21, 1991


The Mutual Life Insurance
Company of New York
MONY Life Insurance Company
of America
1740 Broadway
New York, NY  10019
Attention:  MONY Capital Management


Dear Sirs:

         Falcon Telecable, a California limited partnership (herein called the "Company"), hereby agrees with you as follows:

SECTION 1.        The Notes.

         Section 1.1. Authorization. The Company has duly authorized the issuance and sale, on the terms hereinafter provided, of $20,000,000 aggregate principal amount of its 11.56% Series A Subordinated Notes due March 31, 2001 (herein called collectively the "Series A Notes" and individually a "Series A Note") and $15,000,000 aggregate principal amount of its 11.56% Series B Subordinated Notes due March 31, 2001 (herein called collectively the "Series B Notes" and individually a "Series B Note", and together with the Series A Notes, collectively the "Notes"). Each Note will be in a denomination of not less than $100,000 or any larger integral multiple of $1,000, and the interest accruing thereon will be payable in semiannual installments on the last day of March and
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September ("Interest Payment Dates") in each year commencing with the interest payment date next succeeding the date of such Note.

         Each Series A Note will have a final maturity of March 31, 2001, will bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid portion of the principal amount thereof at the rate of 11.56% per annum, from the date of the Note until such unpaid portion of such principal amount shall have come due and payable (whether at maturity, by acceleration or otherwise), on any overdue portion of such principal amount and premium, if any, at the rate of 12.56% per annum until paid and, to the extent not prohibited by applicable law, on any overdue installment of interest at the rate of 12.56% per annum until paid, and will be substantially in the form set forth in Exhibit A to this Agreement. Each Series B Note will have a final maturity of March 31, 2001, will bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid portion of the principal amount thereof at the rate of 11.56% per annum, from the date of the Note until such unpaid portion of such principal amount shall have become due and payable (whether at maturity, by acceleration or otherwise), on any overdue portion of such principal amount and premium, if any, at the rate of 12.56% per annum until paid and, to the extent not prohibited by applicable law, on any overdue installment of interest at the rate of 12.56% per annum until paid, and will be substantially in the form set forth in Exhibit B to this Agreement.

         Section 1.2. Deferral of Interest Payments. Notwithstanding anything contained in Section 1.1 or in the Series A Notes, 100% of the interest due and payable on the Series A Notes on the first six Interest Payment Dates and such portion of the interest due and payable on the Series A Notes on the seventh and eighth Interest Payment Dates as shall exceed interest accruing at a rate of 8% per annum shall be deferred (in each case, the "Deferred Interest") and on each such Interest Payment Date on which the payment of interest has been deferred, an amount equal to the amount of Deferred Interest with respect to each Series A Note shall be added to the unpaid principal amount of such Series A Note. Deferred Interest added to the principal of a Series A Note shall bear interest at the same rate as the original principal amount of such Series A Note bears interest, and shall be due and payable when the original principal amount of the Series A Notes becomes due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise.

         Section 1.3. Issuance of Series B Notes in Exchange for Outstanding 11.52% Subordinated Notes; Purchase and Sale of Series A Notes; Closings. The Company has theretofore issued pursuant to a Note Purchase Agreement dated as of June 15, 1988 between the Company and The Mutual Life Insurance Company of New York ("Mutual")




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and there remain outstanding on the date hereof, $15,000,000 aggregate principal amount of the Company's 11.52% Subordinated Notes due July 1, 1998 (the "11.52% Subordinated Notes"). Subject to the terms and conditions herein set forth, the Company hereby agrees to sell to Mutual $20,000,000 principal amount of Series A Notes, and to issue in exchange for the 11.52% Subordinated Notes $12,500,000 principal amount of Series B Notes to Mutual (with $2,500,000 principal amount thereof to be registered in the name of Mutual's nominee, GIPEN & Co.) and $2,500,000 principal amount of Series B Notes to MONY Life Insurance Company of America ("MONY America") and, in reliance on the representations and warranties of the Company herein contained, Mutual agrees to purchase from the Company, such aggregate principal amount of Series A Notes at the purchase price of 100% of such principal amount, and Mutual and MONY America agree to exchange such outstanding 11.52% Subordinated Notes for Series B Notes in a like outstanding principal amount. The purchase, sale and exchange of the Notes shall take place on October 25, 1991 or such later date, not later than November 27, 1991, as may be agreed upon in writing by the Company and you (Mutual and MONY America, together with any of their nominees being called the "Purchasers"). Such purchase and sale shall herein be called the "Closing" and the date on which the Closing takes place shall herein be called the "Closing Date".

         The Closing shall take place at the offices of The Mutual Life Insurance Company of New York, 1740 Broadway, New York, NY, or such other place in the City of New York as the Company and the Purchasers may mutually agree, at 10:00 A.M., New York City time on the Closing Date, at which time the Company shall deliver to Mutual one Series A Note (or, if Mutual shall have so requested prior to the Closing Date, Notes in the denominations authorized by Section 1.1), dated the Closing Date, in an aggregate principal amount equal to the principal amount of the Series A Notes to be purchased by Mutual on the Closing Date, and one Series B Note in the principal amount of $10,000,000 payable to The Mutual Life Insurance Company of New York, one Series B Note in the principal amount of $2,500,000 payable to GIPEN & Co. and one Series B Note in the principal amount of $2,500,000 payable to MONY Life Insurance Company of America (or, if either of you shall have so requested prior to the Closing Date, Series B Notes in the denominations authorized by Section 1.1) dated the Closing Date, in an aggregate principal amount equal to the aggregate principal amount of 11.52% Subordinated Notes being surrendered on the Closing Date in exchange therefor. Each Note shall be payable to the respective Purchaser purchasing such Note or to such other Person and Persons designated as its nominee. The Company will pay, on the Closing Date, by wire transfer to the holders of the 11.52% Subordinated Notes pursuant to the instructions for payment contained in
Schedule I hereto, interest accrued and unpaid to the date of Closing on the 11.52% Subordinated Notes being surrendered.




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         Section 1.4. Use of Proceeds. The purchase price of the Series A Notes being purchased on the Closing Date shall be paid in cash or in consideration of the redemption by the Company of the limited partnership interest held by Mutual.

SECTION 2.        Prepayments.

         Section 2.1. Optional Prepayments. The Company may at its option, prepay the Series A Notes at any time and may prepay the Series B Notes at any time on or after June 30, 1993, in whole or in part in a principal amount of $100,000 or any larger integral multiple of $1,000, at 100% of the principal amount of the Notes so to be prepaid, plus accrued interest thereon to the date fixed for such prepayment, without premium in the case of a prepayment of the Series A Notes and plus a premium equal to the Make-Whole Amount in the case of a prepayment of the Series B Notes.

         Section 2.2. Prepayment Upon Company's Dissolution. In addition to any optional prepayments which may be mad pursuant to Section 2.1, if the Company shall have been dissolved in accordance with the Partnership Agreement, the Company may during the process of dissolution and termination of the Company prepay all, but not less than all, of the outstanding Notes at a price equal to 100% of the principal amount of the Notes being prepaid plus interest accrued thereon to the date of any such prepayment and, with respect to the prepayment of Series B Notes only, together with a premium equal to the then applicable Make-Whole Amount.

         Section 2.3. Notice of Prepayment. If the Company shall elect to prepay any Notes or any portions thereof pursuant to Section 2.1 or 2.2, the Company shall give notice of such prepayment to each holder of the Notes to be prepaid not less than 30 or more than 60 days prior to the date fixed for prepayment, specifying (i) such date, (ii) the principal amount of such Notes to be prepaid on such date and (iii) the premium, if any, and accrued interest applicable to the prepayment.

         Section 2.4. Notes Due and Interest Ceases on Prepayment Date. On each date fixed for prepayment in a notice given pursuant to Section 2.3, there shall become due and payable, and the Company shall be obligated to prepay, the principal amount of each Note, or portion thereof to be prepaid, plus interest accrued on such principal amount, or portion thereof, to the prepayment date, plus the applicable premium, if any. If any Note is to be prepaid in whole or in part as provided in Section 2.1 or Section 2.2, then the principal amount of such Note, or the portion thereof to be prepaid, as the case may be, shall cease to bear interest on and after the date fixed for such prepayment, provided such prepayment is duly made or duly provided for. If any Note is to be prepaid in whole or in




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part as provided in Section 2.1 or Section 2.2 but such prepayment is not duly made or duly provided for prior to or on the date fixed for such prepayment, then such Note shall continue to bear interest on any overdue principal amount of such Note and applicable premium, if any, and, to the extent not prohibited by applicable law, on any overdue installment of interest thereon at the rate set forth in Section 1.1.

         Section 2.5. Partial Prepayment Pro Rata. Upon any partial prepayment of the Notes, the aggregate principal amount of any optional prepayment of the Notes pursuant to Section 2.1 shall be allocated among the holders of all the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts of all the Notes then outstanding and held by them, with adjustments, to the extent practicable, to equalize for any prior prepayments not in such proportion. In the event that any prepayment shall be partly with premium and partly without premium, it shall be treated as two separate prepayments, and there shall be two separate allocations, each on the basis as hereinabove provided. For the purposes of this Section 2.5 only, any Notes repurchased by the Company or Affiliates shall be deemed to be outstanding and the Company shall be deemed to be the holder thereof, and at any date of an allocation to be made under this Section 2.5, such repurchased or prepaid Notes shall be deemed to have been reduced in principal amount by the pro rata portion of any prepayment theretofore made pursuant to Section 2.1 which would have been allocated thereto had such Notes not been so repurchased.

         Section 2.6. Surrender of Notes on Prepayment. Subject to Section 3.4, upon any partial prepayment of a Note, such Note shall, at the option of the holder thereof, be either (a) surrendered to the Company pursuant to Section 3.1(b) in exchange for a new Note of like tenor, executed by the Company, in a principal amount equal to the principal amount remaining unpaid on the surrendered Note, or (b) made available to the Company for notation thereon of the portion of the principal so prepaid. In case the entire principal amount of any Note is prepaid, such Note shall be surrendered to the Company for cancellation and shall not be reissued, and no Note shall be issued in lieu of the prepaid principal amount of any Note.

SECTION 3.        Registration, Transfer, Exchange and Replacement of Notes.

         Section 3.1. Registrations, Transfer and Exchange of Notes. (a) The Company shall keep at its office maintained pursuant to Section 7.1 a register for the registration of the Notes and transfers thereof. The names and addresses of the holders of the Notes, the transfer thereof and the names and addresses of the transferees of the Notes shall be registered in the register, transfer of any Note shall be registered on the aforesaid register




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books unless evidenced by a written instrument of transfer, in form reasonably satisfactory to the Company, duly executed by the registered owner in person or by his duly authorized attorney. Subject to Section 3.4, the Company may treat the Person in whose name any Note is registered as the holder of such Note for all purposes of this Agreement, and the company shall not be affected by any notice or knowledge to the contrary.

         (b) Upon surrender of any Note or Notes at its office maintained pursuant to Section 7.1, the Company, at the request of the holder thereof, shall execute and, in exchange therefor and upon cancellation thereof, shall deliver, at the Company's expense (except as provided below in this Section 3.1(b)), a new Note or Notes of the same Series as the Note being surrendered and in such denominations of not less than $100,000 or any larger integral multiple of $1,000 as may be requested (except as may be required to reflect payments of the principal of the Note so surrendered) and in the same aggregate principal amount as, and dated as of the interest payment date to which interest has been paid on, or if no interest has yet been so paid, then dated the date of, the Note or Notes so surrendered. Each such new Note shall be payable to such Person or Persons as such holder may request. The Company may require payment of a sum sufficient to cover any stamp tax or Governmental charge imposed in respect of any transfer.

         Section 3.2. Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft, or destruction, upon receipt by the Company of indemnity or security reasonably satisfactory to it (except that if the holder of such Note is an insurance company or other institution of recognized responsibility, the holder's own agreement of indemnity shall be deemed to be satisfactory), or (b) in the case of mutilation, upon surrender to the Company of such mutilated Note and cancellation thereof, the Company at its expense shall execute and deliver in lieu thereof of a new Note of the same Series and of like tenor, in the same unpaid principal amount as the Note being replaced and dated as of the date to which interest has been paid on such Note, or, if no interest has yet been so paid, then dated the date of such Note and registered in the same manner as the Note being replaced.

         Section 3.3. Delivery Expenses. If any Note shall be required to be presented to the Company pursuant to this Agreement, the Company will pay the cost of delivering to or from the holder's home office or offices from or to the Company, insured to the holder's satisfaction, the Note so presented and any
Note issued in substitution or replacement for the Note so presented.





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         Section 3.4. Method and Place of Payment of Principal, Premium and
Interest. Notwithstanding any provision to the contrary in this Agreement or the Notes, the Company will punctually pay all amounts payable with respect to the principal of, premium, if any and interest on any Notes held by you, your nominee or any other institutional holder of recognized responsibility or its nominee (without any presentment thereof and without any notation of such payment being made thereon), (a) if specified in Schedule I hereto or by written notice to the Company, by crediting before 1:00 P.M., New York City time, by federal funds bank wire transfer, to your or such holders designated bank account, (b) if payment in the manner provided by the foregoing clause (a) has not been specified and no other manner of payment has been agreed to pursuant to the following clause (c), by check drawn upon New York Clearing House funds payable to the order of such holder duly mailed and addressed to the address specified with respect to such holder pursuant to Section 11.1 or (c) in such other manner as may be agreed to in writing by you or such holder and the Company. Except for payment of the Notes at final maturity, each payment in respect of the Notes shall be accompanied by a notice addressed to the holder of the Note with respect to which such payment is being made, referring to this Agreement and such Note, stating the specific provision or provisions hereof or thereof under which such payment is being made and setting forth the amount of such payment attributable to prepayments of principal, interest and premium, if any.

SECTION 4.        General Representations and Warranties.

         The Company hereby represents and warrants as follows:

         Section 4.1. Financial Statements. The Company has heretofore delivered to you the balance sheets of the Company as at December 31, 1987, 1988, 1989 and 1990 and statements of operations and cash flows for the fiscal year of the company ended on such dates, and the reports thereon of BDO Seidman, independent certified public accountants, and a balance sheet of the Company as of June 30, 1991 and statements of operations and cash flows for the six-month period ended on June 30, 1991, certified to by the chief financial officer of the Company. Such financial statements including the related schedules and notes, have been prepared in accordance with generally accepted accounting principles consistently applied and, to the best of the Company's knowledge, present fairly the financial position of the Company as of June 30, 1991 and the results of operations for the six-month period ended on June 30, 1991, subject to customary year-end adjustments.





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         Section 4.2. Subsidiaries. The Company has no Subsidiaries other than
Falcon/Capital Cable, a Delaware general partnership.

         Section 4.3. Due Organization and Authority. The Company (a) has been duly organized as a limited partnership under the Partnership Agreement and is validly existing under the laws of the State of California, (b) has all requisite power and authority to own or hold under lease, its properties and assets, to operate its properties and assets and to conduct its business as currently conducted and as currently proposed to be conducted, (c) has all requisite power and authority to execute, deliver and perform this Agreement and to issue, sell and deliver the Notes to you and (d) has duly qualified to do business as a foreign entity and its in good standing in each jurisdiction wherein the character of the properties or assets owned or held under lease by it or the nature of the business conducted by it makes such qualification necessary.

         Section 4.4. Pending Litigation. There are no actions, suits, proceedings, inquiries or investigations pending or, to the best knowledge of the Company, threatened against or affecting the Company in any court or by or before any arbitrator or Government or, to the best knowledge of the Company, is there any basis therefor, which, if adversely determined, might materially adversely affect the Business Condition of the Company or materially adversely affect the ability of the Company to perform this Agreement or to pay when due, in accordance with the terms of the Notes and this Agreement, the principal of, and premium, if any and interest on, the Notes.

         Section 4.5. Compliance with Contractual Obligations and Requirements of Law. (a) The Company is not in default in the performance, observance or fulfillment of any Contractual Obligation, nor does any condition exist or has any event occurred which constitutes, or, but for any requirement of notice or lapse of time, or both, would constitute, an event of default by it under any Contractual Obligation, nor is the Company in breach or violation of, or in default under, any Requirement of Law, where such defaults in performance, observance or fulfillment, conditions, events, breaches, violations or defaults, individually or in the aggregate, might materially adversely affect the Business Condition of the Company or might materially adversely affect the ability of the Company to perform this Agreement or to pay when due, in accordance with the terms of the Notes and this Agreement, the principal of, and premium, if any, and interest on the Notes.

         (b) Neither the execution and delivery of this Agreement or the Notes, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof, by the
Company:




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                  (i) will conflict with, or result in a breach or violation of, or constituted a default under, any Requirement of Law on the part of the Company or will conflict with, or result in a breach or violation of, or constitute a default in the performance, observance or fulfillment of any obligation, covenant or condition contained in, or will constitute, or but for any requirement of notice or lapse of time, or both, would constitute, an event of default by the Company under, any Contractual Obligation; or

                  (ii) will require any filing with, or other action involving, any Government Body.

         (c) The Company is not a party to any Contractual Obligation which materially adversely affects the Business Condition of the Company or materially adversely affects the Company's ability to perform this Agreement or to pay when due, in accordance with the terms of the Notes and this Agreement, the principal of, and premium, if any, and interest on, the Notes. The Company is not party to any Contractual Obligation which restricts its rights or ability to incur Indebtedness (other than this Agreement, the Bank Credit Agreement and the Partnership Agreement).

         Section 4.6. Full Disclosure. Neither the financial statements referred to in Section 4.1, nor this Agreement nor any certificate, written statement or other document furnished or to be furnished by or on behalf of the Company to you in connection with the negotiation of this Agreement or the sales of the Notes contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein or herein not misleading. There heretofore disclosed to you in writing and which materially adversely affects, or in the future may (so far as the Company can reasonably foresee) materially adversely affect, the Business Condition of the Company.

         Section 4.7. Status under Federal Laws and Regulations. The Company does not own, directly or indirectly, and does not have the present intention of acquiring or owning in the future, any "margin security" (as such term is defined in Regulation G of the Board of Governors of the Federal Reserve System (12 C.F.R., Part 207), as amended). The Company will not use any part of the proceeds from the sales of the Notes, directly or indirectly, for "purchasing or carrying" (within the meaning of said Regulation G any such "margin security" or for reducing or retiring any indebtedness originally incurred for such purpose. None of the transactions contemplated by this Agreement (including, without limitation, the direct or indirect use of the proceeds from the sales of the Notes) will violate or result in a violation of Section 7 of the Securities




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Exchange Act of 1934 or any regulations issued thereunder, including, without limitation, said Regulation G and Regulation T (12 C.F.R., Part 220), as amended, and Regulation X (12 C.F.R., Part 224), as amended, of said Board of Governors.

         Section 4.8. ERISA. (a) As used in this Section 4.8, the terms "accrued benefits", "employee benefit plans" and "employee pension benefit plan" shall have the respective meanings assigned to such terms in Section 3 of ERISA; the term "accumulated funding deficiency" shall have the meaning assigned to such term in Section 302 of ERISA and Section 412 of the Code; the term "prohibited transaction" shall have the meaning assigned to such term in Section 4975 of the Code and Section 406 of ERISA; and the term "reportable event" shall have the meaning assigned to such term in Section 4043 of ERISA.

         (b) The Company has not, with respect to any employee benefit plan established or maintained by the Company (the "Plans"), engaged in a prohibited transaction that could subject the Company to a tax or penalty on prohibited transactions. No Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code had an accumulated funding deficiency, whether or not waived, as the last day of the most recent fiscal year of such Plan heretofore ended. No liability to the Pension Benefit Guaranty Corporation has been, or is expected by the Company to be, incurred by the Company with respect to any Plan other than for premium payments. There has been no reportable event with respect to any Plan since the effective date of Section 4043 of ERISA not otherwise disclosed in the notes to the financial statements of the Company for the year ended December 31, 1990, and since such date no event or condition has occurred that presents a material risk of termination of any Plan by the Pension Benefit Guaranty Corporation. In the aggregate, the actuarially determined present value of all accrued benefits under each Plan that is subject to Part 3 of Subtitle B of Title of ERISA or Section 412 of the Code did not exceed the current value of assets of such Plans allocable to such benefits as of the most recent valuation date; in making this determination, if the actuarially determined present value of all accrued benefits under a Plan was not greater than the current value of the assets allocable to such benefits, then the values of that Plan's assets and benefits are not to be considered. The Company has not contributed to any employee pension benefit plan to which an employer other than the Company has contributed.

         (c) The execution and delivery of this Agreement, the issuance and sale by the Company to you of Notes, and the purchase by you hereunder of Notes, will not involve any prohibited transaction. This representation is made in reliance upon, and subject to




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the correctness of, the representations made by you in Section 5.2 as to the source of the funds for the purchase of the Notes to be purchased by you hereunder.

         Section 4.9. Securities Act. The Company hereby represents that (a) neither the Company nor any other Person acting on behalf of the Company has, directly or indirectly, sold or disposed of, or attempted or offered to sell or dispose of, any of the Notes or any similar securities of the Company to, or solicited offers to buy any such Notes or similar securities from, or otherwise approached or negotiated in respect of such Notes or similar securities with, any Person or Persons other than you and not more than fifteen other institutional investors, each of whom was offered a portion of the Notes or similar securities by the Company at private sale for investment; (b) neither the Company nor any other Person acting on behalf of the Company has offered for sale or sold any Notes or similar securities of the Company by means of any form of general solicitation or general advertising whatsoever; and (c) neither the Company nor any other Person acting on behalf of the Company will hereafter take any action with respect to the Notes or any similar securities of the Company which would adversely affect the exemption of the sale of the Notes from the registration provisions of the Securities Act.

SECTION 5.        Certain Representations and Warranties by the Purchasers.

         Section 5.1. Securities Act. You hereby represent that you are purchasing the Notes to be purchased by you for your own account for investment and with no present intention of distributing or reselling such Notes or any part thereof, subject nevertheless, to any requirements of law that the disposition thereof by you shall at all times be within your control but, also, subject to the requirements upon any such disposition of the Securities Act and the rules and regulations promulgated thereunder.

         Section 5.2. ERISA. You represent that at least one of the following statements is an accurate representation as to the source of funds to be used by you to pay the purchase price of the Notes purchased by you hereunder:

         (a) no part of such funds constitutes assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest; or

         (b) to the extent that any part of such funds constitutes assets allocated to any separate account maintained by you, such account is not an account which may be deemed under ERISA directly or indirectly to constitute and contain the assets of any employee benefit plan with respect to which the Company is a party in interest or with




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
respect to which the Notes would constitute employer securities (it being understood that this representation is made by you in reliance upon and subject to the accuracy of the representation of the Company set forth in Section 4.8 as to employee benefit plans with respect to which the Company is a party in interest and with respect to which its securities are (or were) employer securities).

         As used in this Section 5.2, the terms "employee benefit plan", "party in interest" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA and the term "employer security" shall have the meaning assigned to such term in Section 416(d)(1) of ERISA.

SECTION 6.        Closing Conditions of the Purchase.

         The obligation of the Purchasers to purchase and pay for the Notes to be delivered on the Closing Date shall be subject to the satisfaction on the Closing Date of the following conditions precedent:

         Section 6.1. Opinion of Company Counsel. You shall have received on the Closing Date from the Company's Counsel, Schiffmacher, Weinstein, Boldt & Racine, a favorable opinion dated the Closing Date addressed to you, substantially in the form set forth in Exhibit C hereto.

         Section 6.2. Opinion of Special Company FCC Counsel. You shall have received on the Closing Date from the Company's special FCC Counsel, Fleischman and Walsh of Washington, D.C., a favorable opinion dated the Closing Date addressed to you, substantially in the form set forth in Exhibit D hereto.

         Section 6.3. Representations True. All representations, warranties and statements by or on behalf of the Company contained in this Agreement or in any certificate, written statement or document furnished by or on behalf of the Company to you in connection with the negotiation of this Agreement, the sale of the Notes or the Company's performance of its obligations hereunder or thereunder, or otherwise furnished to you in compliance with this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations, warranties and statements had been made on and as of the Closing Date.

         Section 6.4. No Event of Default. The Company shall not have taken any action which it would have been prohibited from taking, or omitted or permitted the omission of any action which it would have been required to take, if the Notes had been




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outstanding at all times since the date of this Agreement; the Company will not upon the execution of the Notes to be delivered on the Closing Date be in default in the performance of any of the covenants and agreements hereunder; and no Event of Default, or event which after lapse of time would constitute an Event of Default, shall have occurred and be continuing on the Closing Date.

         Section 6.5. Equity Redemption. The redemption of Mutual's limited partnership interest in the Company in accordance with the Limited Partnership Interest Redemption Agreement dated as of October 7, 1991 between the Company and Mutual shall have been concurrently completed.

         Section 6.6. Payment of Fees. The Company shall have paid the fee referred to in Section 12.3(a).

         Section 6.7. Proceedings, Instruments, etc. All proceedings to be taken in connection with the transaction contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form, scope and substance to you, and you shall have received copies of all documents which you may reasonably request in connection with said transactions and copies of the records of all proceedings of the Company in connection therewith in form, scope and substance reasonably satisfactory to you.

         Section 6.8. Officers' Certificate. The Company shall have delivered to you on the Closing Date a certificate or certificates, signed by the general partner of the Company, to the effect that the facts required to exist by
Section 6.3 and 6.4 exist on the Closing Date.

SECTION 7.        Business Covenants.

         The Company covenants and agrees that so long as any Note shall be outstanding:

         Section 7.1. Payment of Notes and Maintenance of Office. The Company will punctually pay or cause to be paid the principal and interest (and premium, if any) to become due in respect of the Notes according to the terms thereof and will maintain an office at 474 South Raymond Avenue, Suite 200, Pasadena, California 91105, or such other place in the United States as it may from time to time specify by written notice to each holder of a Note given as provided in
Section 12.1, where notices, presentments and demands in respect of this Agreement or the Notes may be given or made upon it.

         Section 7.2. Payment of Taxes, Claims, etc. (a) The Company and each of its Subsidiaries will pay and discharge promptly:

                  (i) all taxes, assessments, fees and other governmental charges or levies imposed upon it or upon any of its properties, assets, income, profits or franchises before the same shall become delinquent; and

                  (ii) all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other similar Persons for labor, materials, supplies and rentals which, if unpaid, might by law become a Lien or charge upon its properties or assets;

provided, however, that the Company shall not be required to pay any of the foregoing if (x) the amount, applicability or validity thereof shall currently be actively contested by appropriate proceedings (in the opinion of the Company's counsel in any case involving over $50,000) and in good faith, (y) the Company shall have made such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles and (z) insofar as the title of the Company to, and its right to use, any of its properties or assets may be affected thereby, such effect does not and will not have a material and adverse effect on the Company.

         (b) The Company will pay and discharge, within the period required by law, any liability imposed upon it pursuant to Sections 4062, 4063 and 4064 of ERISA.

         Section 7.3. Maintenance of Properties and Existence. The Company and each of its Subsidiaries will:

         (a) maintain its existence, rights and franchises, and maintain its properties and assets (including properties and assets leased by it) in good condition, reasonable wear and tear excepted, and make all needful and proper renewals, replacements, additions, betterments and improvements to its properties and assets (including properties and assets leased by it), to the extent required (i) in order that the business carried on in connection therewith may be conducted properly and efficiently at all times and (ii) pursuant to its CATV Franchises;

         (b) keep adequately insured, by financially sound and reputable insurers, all of its properties, assets and operations of a character usually insured by Persons of established reputation engaged in the same or a similar business similarly situated against loss or damage of the kinds and in amounts customarily insured against by such Persons, and carry, with such insurers, in customary amounts, such other insurance, including, without limitation, public liability insurance and liability insurance against claims for libel, slander, defamation, invasion of privacy or other like injury as a result of its transmissions as is usually carried by Persons of established reputation engaged in the same or a similar business similarly situated and to the extent required pursuant to its CATV Franchises; provided, however, that all such insurance shall be provided in such amounts and by such methods as shall prevent the Company from becoming a co-insurer within the terms of the policies in question;

         (c) keep proper books of record and account in which full, true and correct entries will be made of all its business transactions in accordance with generally accepted accounting principles;

         (d) make provision for on its books from its earnings for the fiscal year beginning in 1991 and for each fiscal year thereafter in amounts deemed adequate in the opinion of the Company, all proper accruals and reserves which, in accordance with generally accepted accounting principles, should be set aside from such earnings in connection with its business, including, without limitation, reserves for depreciation, depletion, obsolescence and amortization and accruals for taxes, if any, for such period; and

         (e) not be in breach or violation of or in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Contractual Obligation, including, without limitation, its CATV Franchises, and not be in breach or violation of, or in default under, any Requirement of Law, including, without limitation, any requirement of or under the Communications Act or the rules, regulations or policies of the Federal Communications Commission thereunder, to which it is subject, in either case which breach, violation or default would materially and adversely affect the Business Condition of the Company;

provided, however, that nothing in subsection (a) above shall prevent the Company from selling or abandoning or terminating any right, license, permit, consent, approval, franchise or other authorization if such sale, abandonment, termination, liquidation or dissolution is, in the opinion of the general partners of the Company in the best interest of the Company, is not detrimental to the ability of the Company to pay when due, in accordance with terms of the Notes, this Agreement, the principal of, and premium, if any, and interest on, the Notes and is not prohibited by Section 7.8 or any other provisions of, and would not result in the occurrence of any Event of Default (or any event which with lapse of time would constitute an Event of Default) under, this Agreement.

         Section 7.4. Indebtedness. Neither the Company nor any Subsidiary will become or remain liable in respect of any indebtedness (other than the borrowings under this Agreement and the Notes), except the following:

         (a) Indebtedness outstanding under the Bank Credit Agreement in an aggregate principal amount at any time outstanding not exceeding $125,000,000;

         (b) Indebtedness incurred from time to time under the Bank Credit Agreement or otherwise to pay all or any part of an installment of interest due on the Notes, provided, however, that the cumulative amount of such incurrences do not exceed $2,025,000;

         (c) In addition to the Indebtedness permitted under clause (a) or clause (b) above, other Indebtedness for Money Borrowed (including Indebtedness outstanding under the Bank Credit Agreement in excess of that permitted by clause (a) or clause (b) above), provided, however, that (i) after giving effect to the incurrence of any such Indebtedness the Company would be in compliance with all the other covenants of this Agreement and (ii), if such Indebtedness is secured by a Lien, such Indebtedness is permitted by Section 7.6;

         (d) Unsecured Current Liabilities (not the result of borrowing) incurred in the ordinary course of business; and

         (e) Contingent liabilities permitted by Section 7.9.

         Section 7.5. Sale of Property. Neither the Company nor any Subsidiary will sell, exchange, lease or otherwise dispose of any of its Property or enter into any agreement to do so, except for (i) assets disposed of in the ordinary course of business, (ii) trades of Cable Systems where the Cash Flow derived from assets obtained thereby is at least ninety percent (90%) of the Cash Flow derived from assets disposed of in such trade, (iii) sales of assets for cash if, within 30 days of the completion of any sale, the cash proceeds of such sale (net of any taxes or expenses related to such sale) are applied to the payment of the principal of Senior Debt and (iv) other dispositions of assets as long as the Cash Flow derived from the assets disposed of by the Company and its Subsidiaries in any one fiscal year does not exceed an amount equal to five percent (5%) of the Consolidated Cash Flow for that fiscal year.

         Section 7.6. Liens. Neither the Company nor any Subsidiary will create, incur, assume or suffer to exist any Lien against or in any of the Property now owned or hereafter acquired by it except (a) Liens existing on the date hereof on Property of the Company securing indebtedness of the Company or on such Property of any Subsidiary securing indebtedness of such Subsidiary, (b) Liens in connection with workers' compensation, unemployment insurance or other social security obligations (which phrase shall not be construed to refer to ERISA),
(c) deposits, pledges or liens to secure the performance of bids, tenders, letters of credit, contracts (other than contracts for the payment of borrowed money, as such term is defined in the definition of Funded Debt), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature arising in the ordinary course of business,
(d) mechanics', workmen's, carriers', warehousemen's, materialmen's, landlords', or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith and by appropriate proceedings diligently conducted, (e) Liens in existence on the Property of any Person at the time such Person becomes a Subsidiary of the Company or of any Subsidiary by virtue of an investment made by the Company or such Subsidiary permitted under this Agreement, (f) Liens for taxes, assessments, fees or governmental charges or levies not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, and in respect of which adequate reserves shall have been established in accordance with Generally Accepted Accounting Principles on the books of the Company or such Subsidiary, (g) Liens or attachments, judgements or awards against the Company or any Subsidiary with respect to which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, and which are otherwise being contested in good faith and by appropriate proceedings diligently conducted, and in respect of which adequate reserves shall have been established in accordance with Generally Accepted Accounting Principles on the books of the Company or such Subsidiary, (h) statutory Liens in favor of lessors arising in connection with Property leased to the Company or any Subsidiary, (i) easements, rights of way, restrictions, leases of Property to others, easements for installations of public utilities, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting Property which in the aggregate do not materially impair its use for the operation of the business of the Company or such Subsidiary, (j) Liens securing Indebtedness and other obligations of the Company under the Bank Credit Agreement and Interest Rate Agreements and (k) Liens on Property (other than stock of a Subsidiary) hereafter acquired by the Company or any Subsidiary created contemporaneously with such acquisition to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any Lien in any such Property hereafter acquired existing at the time of such acquisition, or the acquisition of any such Property subject to any Lien without the assumption thereof, provided that each such Lien shall attach only to the Property so acquired; provided, however, neither the Company nor any Subsidiary shall create, incur or assume any Lien permitted under this Section 7.6 (other than Liens permitted by clause (j) hereof) if the Indebtedness to be secured by all Liens permitted under this Section 7.6 would exceed 10% of then outstanding Funded Debt.

         Section 7.7. Restricted Payments. The Company will not, directly or through any Subsidiary, declare or pay any limited or general partnership distributions or, except for the redemption of limited partnership interests described in Section 6.5, apply any of its Property to the voluntary purchase, redemption or other retirement of, or set apart any sum for the voluntary payment of any distribution on, or make any other distribution by reduction of capital or otherwise in respect of, any units of its present or future partnership interests, issues of common stock, preferred stock, or any other security convertible into any of the foregoing issued by the Company hereafter (any of the foregoing being referred to as "Restricted Payments").

         Section 7.8. Mergers, Consolidations and Acquisitions. Neither the Company nor any Subsidiary will consolidate with or merge into or with or otherwise be acquired by any Person, except that (i) any Subsidiary may merge into or be consolidated with the Company and (ii) the Company or any Subsidiary may acquire any Person or all or substantially all of the Property of any Person which is engaged in the Cable Business or in a business reasonably related thereto, provided that in either (i) or (ii) above the Company survives such consolidation, merger or acquisition.

         Section 7.9. Contingent Liabilities. Neither the Company nor any Subsidiary will assume, guarantee, indorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person (other than the Company or any Subsidiary) except (i) by the indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) utility bonds, franchise agreement bonds, and pole agreement bonds entered into in the ordinary course of business and (iii) other guaranties of Indebtedness to the extent that the aggregate principal amount of Indebtedness guaranteed under this clause (iii) does not exceed $5,000,000.

         Section 7.10. Sale and Leaseback. Neither the Company nor any Subsidiary, will directly or indirectly, enter into any arrangement whereby it shall sell or transfer all or any substantial part of any Property then owned by it and shall thereupon or within one year thereafter rent or lease the Property so sold or transferred except any such arrangement where the sale of Property would be permitted by the provisions of
Section 7.5(iii).

         Section 7.11. Obligations as Lessee. Neither the Company nor any Subsidiary will enter into or suffer to exist any arrangement as lessee of Property for a term in excess of one year (including any renewal terms at the option of the lessor) if, after giving effect thereto, (a) the aggregate of all such rental payments (excluding (i) programming and software contracts, and (ii) any lease permitting cancellation of the option of lessee within 60 days or less (or, in the case of so-called pole line, conduit duct pedestal or microwave relay agreements, within twelve months or less) after giving notice of such cancellation, without payment by the lessee of any penalty or charge other than the actual costs of restoring the leased property to its former condition or returning the leased property to the lessor) payable by the Company and its Subsidiaries for the next four fiscal quarters exceeds 5% of four times the Company's gross revenues for the preceding three months for which statements have been provided pursuant to Section 8.1(c) or (b) the aggregate of all such rental payments under all of such leases for their entire remaining terms exceed 10% of four times the Company's gross revenues for the preceding three months for which statements have been provided pursuant to Section 8.1(c).

         Section 7.12. Investments, Loans, Etc. Neither the Company nor any Subsidiary will purchase or otherwise acquire, hold or invest in the stock of, or any other interest in, any Person other than a Subsidiary, or make any loan or advance to, or enter into any arrangement for the purpose of providing funds or credit to or make any other investment, whether by way of capital contribution or otherwise, in or with any Person other than a Subsidiary (all of which are sometimes hereinafter referred to as "Investments") or permit any Subsidiary so to do other than with respect to the Company or another Subsidiary except:

                  (a) Investments in short-term certificates of deposit with the Banks up to $2,000,000 in the aggregate;

                  (b) Investments in direct obligations of the United States of America and agencies thereof and in commercial paper carrying the highest rating by a nationally recognized rating bureau;

                  (c) Investments in Falcon/Capital Cable, a Delaware general partnership, in an aggregate amount not exceeding $1,260,000; and

                  (d) Other Investments as long as (i) such Investments are non-recourse to the Company and its Subsidiaries, (ii) 90% of the Investments under this clause (d) are in the Cable Business or directly related businesses, and (iii) outstanding aggregate Investments under this clause (d) do not exceed $1,000,000.

         Section 7.13. Stock of Subsidiaries. Neither the Company nor any Subsidiary will sell or otherwise dispose of any shares of capital stock (or any options, rights or warrants to purchase capital stock or other Securities exchangeable for or convertible into capital stock) of any Subsidiary (such capital stock, options, rights, warrants and other Securities being herein called "Subsidiary Stock") or permit any Subsidiary to issue any additional shares of its capital stock (such Subsidiary whose Subsidiary Stock is being disposed of or which is issuing Subsidiary Stock being herein called the "Subject Subsidiary") except

         (a)      issuances of directors' qualifying shares;

         (b) sales and issuances of Subsidiary Stock if, immediately after giving effect to such sale or issuance, the Company and its other Subsidiaries would own of each class of Subsidiary Stock of the Subject Subsidiary a percentage thereof which is not less than the percentage of outstanding shares of common stock of the Subject Subsidiary owned by them immediately prior to such sale or issuance; and

         (c) sales for cash of the entire Investment owned by the Company and its Subsidiaries in a Subject Subsidiary, provided, that within 30 days of the completion of such sale the proceeds of such sale (net of any taxes or expenses related to such sale) are applied to the payment of the principal of Senior Debt; and

         (d) dispositions and issuance of Subsidiary Stock in connection with a merger or consolidation of any Subsidiary into or with a wholly-owned Subsidiary.

         Section 7.14. Management Fees. Neither the Company nor any Subsidiary will accrue or pay any management or similar fee to any Person other than the Company or a Subsidiary; provided, however, that (i) the Company may pay on or within ten days of the Closing Date not exceeding $1,350,000 of management fees which were previously accrued and the payment thereof deferred and (ii), in addition to the amounts permitted by clause (i), management fees for services provided by Persons other than the Company or a Subsidiary may be accrued and paid so long as (a) the total of such fees accrued in any fiscal year does not exceed 5% of the Company's gross revenues after such revenues are reduced by actual bad debt expense, (b) such fees are paid no more frequently than monthly and (c) at the time of payment of any such fee, no Event of Default exists.

         Section 7.15. Pro Forma Debt Service Coverage. The ratio of (a) Annualized Cash Flow calculated with Pro Forma Adjustments to (b) Consolidated Debt Service for the immediately preceding period of four consecutive fiscal quarters shall not at any time be less than (i) from October 1, 1991 to and including December 31, 1992, 1 to 1, and (ii) from January 1, 1993 and thereafter, 1.2 to 1.

         Section 7.16. Funded Debt to Cash Flow. The ratio of Consolidated Funded Debt to Consolidated Annualized Cash Flow calculated with Pro Forma Adjustments shall not at any time be greater than (i) from October 1, 1991 to and including December 31, 1992, 8.5 to 1, (ii) from January 1, 1993 to and including June 30, 1993, 8.0 to 1, (iii) from July 1, 1993 to and including December 31, 1993, 7.5 to 1, (iv) from January 1, 1994 to and including June 30, 1994, 7.0 to 1, (v) from July 1, 1994 to and including December 31, 1995, 6.5 to 1 and (vi) from January 1, 1996 and thereafter, 6.0 to 1.

         Section 7.17. Transactions with Affiliates. Neither the Company nor any Subsidiary will enter into any transaction with any Person controlled by or under common control with the Company on any terms more favorable to such affiliate than those that would be obtained in an arm's length transaction, except as expressly permitted by the Partnership Agreement.

         Section 7.18. Defeasance. The Company will not extinguish for any purpose any Indebtedness, including the Notes, by means of "in-substance defeasance" in accordance with Statement of Financial Accounting Standards Number 76 (November 1983) issued by the Financial Accounting Standards Board, or by any other mens, except by direct and full payment to the creditor or as a result of the legal release of liability by such creditor.

SECTION 8.        Reports.

         Section 8.1. Financial Statements. The Company will deliver to each holder of a Note:

         (a) as soon as practicable after the end of each of the first three quarters in each fiscal year of the Company, and in any event within 60 days thereafter, duplicate copies of:

                  (i) the consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of quarter, and

                  (ii) the consolidated and consolidating statements of operations, partners' equity and cash flows for such quarter and the portion of the fiscal year ending with such quarter of the Company and its Subsidiaries, setting forth in comparative form the figures for the corresponding periods (commencing after June 30, 1990) one year earlier, all in reasonable detail and certified in a Company Certificate as having been prepared in accordance with generally accepted accounting principles consistently applied (without footnotes) during such periods and as being complete and correct in all material respects, subject to changes resulting from normal year-end audit adjustments;

         (b) as soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter, duplicate copies of

                  (i) the consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such year of the Company, and

                  (ii) the consolidated and consolidating statements of operations, partners' equity and cash flows, for such year, of the Company and its Subsidiaries, setting forth in each case in comparative form the figures for the previous fiscal year (in the case of such years commencing after December 31, 1991), all in reasonable detail and (A) in the case of all such balance sheets and statements, certified by, and accompanied by the report of a Firm of Certified Public Accountants, and (B) in the case of all such balance sheets and statements, certified in a Company Certificate as having been prepared in accordance with generally accepted accounting principles consistently applied during such periods and as being complete and correct in all material respects;

         (c) as soon as available, but in any event within 60 days of the close of each month, duplicate copies of the consolidating statement of operations for the Company and its Subsidiaries for such month, and statements of profit and loss for each of the Company's regions and a statement of Annualized Cash Flow as at the end of such month, certified in a Company Certificate as prepared in accordance with generally accepted accounting principles consistently applied and as being complete and correct in all material respects, subject to changes resulting from normal year-end audit adjustments;

         (d) as soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter, duplicate copies of all opinions of accountants and outside counsel required by Section 7.2;

         (e) promptly upon receipt thereof, one copy of each other report (including the auditors' comment letter to management) submitted to the Company by any certified public accountants in connection with any annual, interim or special audit made by them of the books of the Company;

         (f) promptly upon becoming available, one copy of each financial statement, report, notice or other document sent by the Company to other institutional investors in the Company, and of any regular or periodic report and any registration statement or prospectus filed by the Company with any securities exchange or with the Securities and Exchange Commission or any successor agency;

         (g) promptly after filing thereof with the Secretary of Labor, the Pension Benefit Guaranty Corporation or the Internal Revenue Service, copies of each annual report which is filed with respect to each Plan for each plan year;

         (h) forthwith upon the Company's obtaining knowledge thereof, a Company Certificate containing a written notice of revocation or suspension of any Federal Communications Commission operating authorization or franchise to operate a Cable System held by the Company, together with a description of such license, franchise or authorization, the circumstances surrounding such revocation or, suspension, and the action of the Company proposes to take under the circumstances; and

         (i) forthwith upon request, such other data and information as to the Business Condition of the Company or the legal capacity of the Company to perform this Agreement or to pay when due, in accordance with the terms of the Notes, as at any time and from time to time may be reasonably required by any holder of a Note.

         Recipients of any financial statements or reports or documents delivered by the Company pursuant to this Section 8.1 may furnish such statements, reports and documents to any regulatory authority having or claiming to have jurisdiction over them and to the National Association of Insurance Commissioners, and to such other Persons as they in their discretion may deem appropriate other than, without the Company's prior consent which shall not be unreasonably withheld, any Person whose business activities involve in a significant degree the investment in, or the ownership of, or the operation of, Cable Systems, and any agent of such Person. The Company agrees to furnish each holder of a Note additional copies of the materials referred to in this Section
8.1 upon its request.

         Section 8.2. Company Certificate. Each set of financial statements delivered to each holder of a Note pursuant to Section 8.1(a) or (b) will be accompanied by (1) a statement setting forth the number of Basic Subscribers, and number of Pay Units as of the end of the month or year in question and (2) a Company Certificate stating whether there exists on the date of the certificate, or occurred during said most recent period, any condition or event which constituted or then constitutes, or which after lapse of time would constitute, an Event of Default, and, if any such condition or event existed or then exists, certifying as to the nature and period of existence thereof and the action taken and proposed to be taken with respect thereto. Each set of financial statements delivered to each holder of Notes pursuant to Section 8.1(a) as at the end of the third, sixth and ninth months in each fiscal year of the Company or pursuant to Section 8.1(b) will be accompanied by a Company Certificate certifying as to the information (including relevant detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 7.5, 7.14, 7.15 and 7.16 (and in the case of the Company Certificate accompanying the financial statements delivered pursuant to Section 8.1(b), the requirements of Sections 7.3(b) and 7.11) during the most recent period covered by the statements of operations then being furnished.

         Section 8.3. Accountants' Certificate. Each set of financial statements delivered to any holder of a Note pursuant to Section 8.1(b) will be accompanied by a report of a Firm of Certified Public Accountants, to the effect that, in making their examination necessary to express an opinion on such financial statements, such accountants obtained no knowledge of any condition or event which constituted or then constitutes, or which after lapse of time would constitute, an Event of Default of a nature possible to ascertain from the financial statements of the Company or the records, documents and transactions reviewed in connection with their audit, and, if any such condition or event existed or then exists, specifying the nature and period of existence thereof.

         Section 8.4. ERISA Notices. The Company will deliver to each holder of a Note, immediately upon the occurrence of any of the following, a copy of any notices or other documents received by the Company with respect thereto, and a written statement of a general partner of the Company describing the event requiring such notice and the action taken and proposed to be taken by the Company with respect thereto: (a) commencement of proceedings to terminate, or to have a trustee appointed to administer, any Plan, (b) a reportable event with respect to any Plan (including termination thereof), (c) receipt by the Company of notice that a Plan that is a multiemployer plan is in reorganization, or (d) a complete withdrawal or partial withdrawal, within the meaning of Section 4203 or 4205, as the case may be, of ERISA, by the Company from any multiemployer plan. As used in this Section 8.4, the term "multiemployer plan" shall have the meaning assigned to it by Section 4001 of ERISA, and the term "reportable event" shall have the meaning assigned to it by Section 4043 of ERISA.

         Section 8.5. Inspection. The Company will permit the representatives of each holder of a Note, at such holder's expense (except as set forth below), to visit and inspect any of the properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers (and make copies and take extracts therefrom), and to discuss their respective affairs, finances and accounts with their respective employees, officers and independent public accountants (all of whom are hereby authorized to discuss such affairs, finances and accounts with such representatives), all at such reasonable times and as often as may be reasonably requested. The costs and expenses of the Company's or such Subsidiary's employees, officers, accountants and counsel incurred in connection with any such visit, inspection, examination or discussion, and all costs and expenses incurred by the holders of Notes in connection with any such visits, inspections, examinations and discussions that take place during the existence of an Event of Default, shall be borne by the Company and not by the holders of the Notes.

SECTION 9.        Events of Default.

         Section 9.1. Nature of Events. Each of the following conditions or events shall constitute an "Event of Default" hereunder (whether or not such condition or event shall be voluntary or involuntary, or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any governmental or public authority or agency):

         (a) any payment or prepayment of principal of, or any payment of premium, if any, on, any Note is not made on or before the date such payment or prepayment is due;

         (b) any payment of interest on any Note is not made on or before the date such payment is due and such nonpayment continue for 5 days (unless the due date on which such nonpayment occurs represents the fifth due date that any payment of interest on any Note is any made when due, in which event, and thereafter, an Event of Default under this paragraph (b) shall arise if any payment of interest on any Note is not made on or before the date such payment is due);

         (c) the Company fails to perform or observe any covenant or condition contained in Section 2.2, or in Section 7;

         (d) the Company fails to comply with any other provision of this Agreement or the Notes not referred to in clauses (a), (b) and (c) above, and such failure continues for 30 days after notice thereof has been given to the Company by the holder of any Note;

         (e) any representation, warranty or statement by the Company contained in this Agreement or in any certificate, written statement or other document furnished in connection with the negotiation of this Agreement or the sales of the Notes, or otherwise in connection with or pursuant to this Agreement is false or misleading in any respect material to the Business Condition of the Company;

         (f) any CATV Franchise or CATV Franchises which produced in the aggregate in excess of 20% of the gross revenues of the Company for the immediately preceding fiscal year, or which accounted in the aggregate for more than 20% of the total basic subscribers of the Company, is or are terminated or suspended, or is or are not renewed at the expiration thereof, or is or are voluntarily or involuntarily sold or otherwise transferred to another Person, except as permitted by Section 7.8 (such aggregates and percentages to be calculated by totaling the aggregates and percentages calculated each time a termination, suspension, non-renewal, voluntary or involuntary sale or other transfer of any such license or franchise occurs);

         (g) (i) any default shall occur in any payment when due constituting the final or only installment of the principal (x) in respect of Indebtedness for Money Borrowed or Security of the Company (other than the Notes) and/or a Subsidiary in an aggregate principal amount of $1,000,000 or more, or (y) under any agreement or agreements securing or relating to any of such Indebtedness for Money Borrowed or Security, or (ii) any other event shall occur or any other condition shall exist in respect of Indebtedness for Money Borrowed, which causes, or results in any holder of such Indebtedness for Money Borrowed or any trustee causing, the acceleration of the maturity of such Indebtedness for Money Borrowed or Security;

         (h) any default or other event occurs or any condition exists under any lease entered into by the Company which provides for payment of Rentals for and during the unexpired term thereof (including renewal terms, but only if at the sole option of the lessor) in an aggregate amount exceeding $500,000, and the effect of such default, event or condition is to cause the lessor under such lease to terminate such lease or the rights of possession thereunder of the Company or to accelerate the maturity of unaccrued Rentals thereunder;

         (i) a final judgment or judgments for the payment of money aggregating in excess of $500,000 is or are outstanding against the Company and any one of such judgments remains undischarged and unstayed for a period of 60 days from the date of its entry;

         (j) the Company or any Subsidiary shall (i) be adjudicated, insolvent or bankrupt, or cease, be unable, or admit in writing its inability, to pay its debts as they mature, or make a general assignment for the benefit of, or enter into any composition or arrangement with, creditors or take any corporate action to authorize any of the foregoing; (ii) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, or consent to any such relief or to the appointment of or taking possession by any such official in an involuntarily case or other proceeding commenced against it, or take any corporate action to authorize any of the foregoing; (iii) be subject to an involuntary case or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or (iv) permit or suffer all or any substantial part of its Property to be sequestered or attached by court order and such order shall remain undismissed for 60 days; or

         (k) any event shall occur or any condition shall exist relating to any employee benefit plan which could reasonably be expected to subject the Company or any Subsidiary under ERISA or the Internal Revenue Code of 1986, as amended, or any successor legislation to any tax, penalty or other liabilities which would in the aggregate, have a material effect on the business, assets or liabilities, financial condition, results of operations or business prospects of the Company or of the Company and its Subsidiaries taken as a whole, or on the ability of the Company to perform its obligations hereunder and under the Notes.

         Section 9.2. Default Remedies. (i) Upon the occurrence of any Event of Default described in Section 9.1(j) the unpaid principal amount of all Notes, together with the interest accrued thereon shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company or (ii) upon the occurrence of any other Event of Default, the holder or holders of at least 50% of the unpaid principal amount of the Notes at the time outstanding may, by written notice delivered to the Company and, so long as any Senior Debt shall be outstanding under the Bank Credit Agreement, to the Agent (as defined in the Bank Credit Agreement) declare the unpaid principal amount of all Notes to be, and the same shall forthwith become, on a date which is thirty days after the receipt of such notice by the Company and such Agent, due and payable, together with accrued interest thereon, and together with an amount equal to the Make-Whole Amount, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company.

         No course of dealing on the part of any holder of a Note or any delay or failure on the part of any holder of a Note to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. Without limiting the generality of Section 12.3, if the Company fails to pay when due the principal of or premium, if any, or interest on any Note, or otherwise to comply with this Agreement, the Company will pay the holder of such Note, to the extent permitted by law, such further amount as shall be sufficient to cover the cost and expenses, including but not limited to reasonable attorneys' fees, of collecting any sums due on such Note or otherwise enforcing any of the holder's rights.

         If, at any time after the principal of and interest accrued on any Note is declared due and payable, and before a judgment or decree for a payment of the money due has been obtained or an event described in Section 9.1(j) has occurred, (a) the Company has paid (i) all overdue installments of interest on all the Notes, (ii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration, and (iii) interest on such overdue principal and premium and (to the extent permitted by applicable law) on any overdue installments of interest at the rate of 12.56% per annum, and (b) all Events of Default, other than nonpayment of amounts which have become due solely by such declaration, have been cured or waived as provided in Section 12.2, such declaration and its consequences shall be deemed annulled and rescinded. No such rescission and annulment shall affect any subsequent declaration or impair any right consequent thereon.

         Section 9.3. Notice of Default. If any one or more Events of Default shall occur, or if any one or more events which with lapse of time would become one or more Events of Default shall occur, or if the holder of any Note or of any other evidence of Indebtedness or other security of the Company or the lessor under any lease referred to in Section 9.1(h) or the issuer or grantor of any license or authorization referred to in Section 9.1(f) shall give any notice or take any other action with respect to a claimed default, the Company will forthwith give written notice thereof to all holders of Notes then outstanding describing such Event of Default, event, notice or action and the nature of the Event of Default, event or claimed default, and specifying what action the Company is taking and proposes to take with respect thereto.

SECTION 10.       Subordination of the Notes

         Section 10.1. General. The Notes and all other obligations of the Company hereunder ("Subordinated Debt") shall be subordinate and junior in right of payment to all Senior Debt (as defined in Section 10.2), to the extent and in the manner provided in this Section 10.

         Section 10.2. Senior Debt. As used in this Section 10, the term "Senior Debt" shall mean all principal of and premium, if any, and interest (including, without limitation, any interest accruing subsequent to the commencement of any bankruptcy, insolvency, reorganization or other similar judicial proceeding with respect to the Company whether or not such interest constitutes an allowed claim in such proceeding) on, and all fees and other amounts owing under, (a) the notes issued and outstanding under the Bank Credit Agreement and (b) all other indebtedness of the Company in respect of borrowed money unless, under the instrument evidencing the same or under which the same is outstanding, it is expressly provided that such indebtedness is junior and subordinate to other indebtedness and obligations of the Company. The Senior Debt shall continue to be Senior Debt and entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Debt or extension or renewal of the Senior Debt.

         Section 10.3. Default in Respect of Senior Debt. (a) In the event the Company shall default in the payment of any principal of, or premium, if any, or interest on any Senior Debt when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default shall have been remedied or waived in writing or shall have ceased to exist, no direct or indirect payment (in cash, property or securities or by set-off or otherwise) shall be made or agreed to be made on account of the Subordinated Debt, or as a sinking fund for

Subordinated Debt, or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Debt.

         (b) Upon the happening of an event of default or any event or condition which with the passage of time or notice or both would constitute an event of default with respect to any Senior Debt, as defined therein or in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof (other than under circumstances when the terms of Section 10.3(a) are applicable), then, unless and until such event of default shall have been remedied or waived in writing or shall have ceased to exist (unless, prior thereto, a proceeding of the type referred to in Section 10.3(b)(ii) shall have been commenced), no direct or indirect payment (in cash, property or securities or by setoff or otherwise) shall be made or agreed to be made on account of the Subordinated Debt, or as a sinking fund for the Subordinated Debt, or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Debt, during any period

                  (i) if 120 days after written notice of such default or such event or condition shall have been given to the Company by any holder of Senior Debt, provided that only two notices shall be given pursuant to the terms of this Section 10.3(b)(i) in any 12 consecutive calendar months on behalf of any class of Senior Debt; or

                  (ii) in which any judicial proceeding shall be pending in respect of such default and a notice of acceleration of the maturity of such Senior Debt shall have been transmitted to the Company in respect of such default.

         Section 10.4.     Insolvency, etc.  In the event of

                  (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors as such or its property,

                  (ii) any proceeding for the liquidation, dissolution or other winding-up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

                  (iii) any assignment by the Company for the benefit of creditors, or

                  (iv) any other marshaling of the assets of the Company.

         all Senior Debt shall first be paid in full in money or money's worth before any payment or distribution, whether in cash, securities or other property, shall be made to any holder of Subordinated Debt on account of any Subordinated Debt. Any payment or distribution, whether in cash, securities or other property (other than securities of the Company or any other corporation (if such corporation assumes all Senior Debt at the time outstanding) provided for by a plan or reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this Section 10 with respect to the Subordinated Debt, to the payment of all Senior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of Subordinated Debt shall be paid or delivered directly to the holders of Senior Debt in accordance with priorities then existing among such holders until all Senior Debt shall have been paid in full in money or money's worth.

         Section 10.5. Payment and Distributions Received. If any payment or distribution of any character or any security, whether in cash, securities or other property (other than securities of the Company or any other corporation (if such corporation assumes all Senior Debt at the time outstanding) provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this Section 10 with respect to Subordinated Debt, to the payment of Senior Debt at the time outstanding and to any securities issued in respect thereof under any plan of reorganization or readjustment), shall be received by any holder of any Subordinated Debt in contravention of any of the terms hereof and before all the Senior Debt shall have been paid in full in money or money's worth, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid or delivered and transferred to, the holders of the Senior Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full. In the event of failure of any holder of any Subordinated Debt to endorse or assign any such payment, distribution or security, each holder of Senior Debt is hereby irrevocably authorized to endorse or assign the same.

         Section 10.6. No Prejudice or Impairment. No present or future holder of any Senior Debt shall be prejudiced in the right to enforce subordination of the Subordinated Debt by any act or failure to act on the part of the Company or the holders of Subordinated Debt. Nothing contained herein shall impair, as between the Company and the holder of any Subordinated Debt, the obligation of the Company to pay to the holder thereof the principal thereof and interest thereon as and when the same shall become due and payable in accordance with the terms thereof, or prevent the holder of any Subordinated Debt from exercising all rights, powers and remedies otherwise permitted by applicable law or hereunder upon a default or Event of Default hereunder, all subject to the rights of the holders of the Senior Debt to receive cash, securities or other property otherwise payable or deliverable to the holders of Subordinated Debt.

         Section 10.7. Payment of Senior Debt, Subrogation, etc. Upon the payment in full in money or money's worth of all Senior Debt, the holders of Subordinated Debt shall be subrogated to all rights of any holders of Senior Debt to receive any further payments or distributions applicable to the Senior Debt until the Subordinated Debt shall have been paid in full, and, for the purposes of such subrogation, no payment or distribution received by the holders of Senior Debt of cash, securities, or other property to which the holders of Subordinated Debt would have been entitled except for this Section 10 shall, as between the Company and its creditors other than the holders of Senior Debt, on the one hand, and the holders of Subordinated Debt, on the other, be deemed to be a payment or distribution by the Company on account of Senior Debt.

SECTION 11.       Interpretation of Agreement and Notes.

         Section 11.1. Definitions. For all purposes of this Agreement and the Notes, the following definitions shall apply unless the context shall otherwise require:

         "Affiliate" means a Person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, or (b) which beneficially owns or holds 5% or more of equity interests in any general partner or in any Person controlling a general partner, or (c) 5% or more of any partnership interest or class of voting securities of which is beneficially owned or held of record by the Company, the general partners or any Person who controls any of the general partners. The term "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Agreement" means this Note Purchase Agreement (including the annexed Schedules and Exhibits), as originally accepted by you, and as it may from time to time hereafter be amended, supplemented or modified, or its terms waived, in accordance with its terms.

         "Annualized Cash Flow" means the Consolidated Cash Flow of the Company and its Subsidiaries for the most recent three month period for which statements have been supplied pursuant to Section 8.1(c) times four.

         "Bank Credit Agreement" means the Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 12, 1991, among the Company, the banks signatory thereto as lenders and The Toronto-Dominion Bank Trust Company, as agent, as further amended, supplemented or otherwise modified from time to time, including any amendment, supplement, or modification to effect the refunding or refinancing of the indebtedness outstanding thereunder.

         "Board of Directors" means, with respect to any corporation, the board of directors or other governing body thereof.

         "Business Day" means any day on which the Banks are open to the public for the transaction of their normal banking business in New York, San Francisco, and Chicago.

         "Business Condition" means, with respect to any Person, such Person's business, operations, properties, earnings, reasonably foreseeable prospects, or financial condition.

         "Cable Business" means the business of owning and operating a Cable System or Systems.

         "Cable System" means all related licenses, franchises and permits issued under federal, state or local laws from time to time which authorize a Person to receive or distribute, or both, by cable, satellite or other technology, audio and visual signals within a geographical area for the purpose of providing entertainment or other services, together with all agreements with public utilities and microwave transmission companies, pole attachment, use, access or rental agreements, utility easements and all other Property owned or used in connection with the entertainment and services provided pursuant to, said licenses, franchises and permits.

         "Cash Flow" shall mean the sum of the (i) net income (other than gains and losses and the taxes associated therewith arising from sales of Cable Systems), plus (ii) the amount of interest expense, non-cash charges in respect of depreciation, amortization, and deferred taxes, other non-cash charges and management fees.

         "CATV Franchise" means a franchise or other license issued by a Governmental Body which grants to the Company permission to operate a Cable System within a particular geographic area.

         "Closing Date" has the meaning set forth in Section 1.3.

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, as from time to time in effect.

         "Communications Act" means the Communications Act of 1934, as amended, and the rules and regulations thereunder, as from time to time in effect.

         "Company" has the meaning set forth in the first paragraph of this instrument.

         "Company Certificate" means a certificate executed and delivered on behalf of the Company by one of the general partners of the Company or, if there be a chief operating officer or chief financial officer of the Company, by such chief operating officer or chief financial officer.

         "Consolidated" means the Company and its Subsidiaries taken as a whole.

         "Consolidating" means the Company and its Subsidiaries taken separately.

         "Contractual Obligations" means any obligation, covenant or condition contained in any evidence of Indebtedness or any agreement or instrument under or pursuant to which such evidence of Indebtedness has been issued or created, or any other agreement or instrument to which the Company is a party or by which the Company or any of its properties or assets are bound.

         "Current Liabilities" means (i) all Indebtedness payable on demand or maturing within one year from the date such Indebtedness is incurred and which is not renewable or extendable at the option of the debtor to a date more than one year from the date such indebtedness is incurred and (ii) all other items (including taxes accrued as estimated) which in accordance with Generally Accepted Accounting Principles are included as current liabilities; provided that Current Liabilities shall not include (x) any serial maturities, mandatory prepayments or sinking fund payments in respect of Indebtedness which has a final maturity more than one year from the date such Indebtedness is incurred or is renewable or extendable at the option of the debtor to a date more than one year from the date such Indebtedness is incurred or (y) payments received from subscribers as deposits or prepayments of charges for service in advance of such service being fully rendered.

         "Debt Service" means, in respect of any period, all payments of interest and fees on Funded Debt which are payable in cash or in Indebtedness of the Company constituting Senior Debt and which, whether or not paid during such period, have accrued during such period. Where any item of interest varies or depends upon a floating rate of interest, such rate, for purposes of calculating Debt Service, shall be computed on the basis of the interest rate in effect at the time of determination of Debt Service.

         "Deferred Interest" has the meaning set forth in Section 1.2.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder, as from time to time in effect.

         "Event of Default" means one of the Events of Default enumerated in
Section 9.1.

         "Firm of Certified Public Accountants" means BDO Seidman or any one of Ernst & Young, Coopers & Lybrand, Arthur Anderson & Co., Deloitte & Touche, KPMG Peat Marwick or Price, Waterhouse & Co. (and any other firm of certified public accountants of nationally recognized stature and responsibility which is satisfactory to the holders of 66 2/3% in aggregate unpaid principal amount of the Notes outstanding), if and so long as any such firm is independent with respect to the Person or Persons whose financial statements are being examined by it in accordance with the Agreement.

         "Funded Debt" means with respect to any Person (i) all Indebtedness for Money Borrowed of such Person as reflected on a balance sheet of such Person, but including, whether or not reflected on such balance sheet, the full amount of potential reimbursement obligations with respect to letters of credit and purchase money notes payable to sellers of Cable Systems, which matures one year or more from the date of the creation thereof or is directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, or arises under a revolving credit or similar agreement obligating the lender or lenders thereunder to extend credit over a period of one year or more, and excluding, however characterized, Indebtedness in respect of utility bonds, franchise agreement bonds and pole agreement bonds and in respect of deferred revenue from initial installments in customer premises in excess of the direct selling costs of such installations, plus (ii) all guarantees, to the extent not otherwise included in (i) above, of the Indebtedness of other Persons of the type which, if a primary obligation of the first named Person, would be included within Funded Debt of such first named Person under (i) above. Guarantees are to be included in the calculation of Funded Debt as though the Person thereby secondarily obligated was obligated to perform under the payments schedule of the underlying Indebtedness.

         "General Partner" means Falcon Telecable Investors Group, a California limited partnership or any successor thereto as a general partner of the Company or any additions as a general partner of the Company, in each case as are, or as are required to be, named as a general partner of the Company in its Certificate of Limited Partnership, as amended.

         "Generally Accepted Accounting Principles" means generally accepted accounting principles as from time to time in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board and in the Statement of Position of the American Institute of Certified Public Accountants entitled "Accounting for Cable Television Companies," consistently applied.

         "Governmental Body" means any court or any federal, state, municipal or other department, commission, board, bureau, agency, public authority, instrumentality or any arbitrator.

         "Indebtedness" means all items (other than partners' equity and deferred credits arising from acquisition of any Subsidiary and all items in respect of minority interests in Subsidiaries), which in accordance with Generally Accepted Accounting Principles would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date on which Indebtedness is to be determined. Indebtedness shall also include, whether or not so reflected, (i) indebtedness, obligations, and liabilities secured by any mortgage, pledge or lien existing on property owned subject to such mortgage, pledge or lien whether or not the indebtedness secured thereby shall have been assumed and (ii) all contingent liabilities.

         "Indebtedness for Money Borrowed" means any Indebtedness (a) for borrowed money or (b) evidenced by a promissory note, debenture conditional sale agreement or other like written obligation to pay money, or (c) in respect of the net aggregate rentals under any lease which under Generally Accepted Accounting Principles would be required to be capitalized or (d) guaranties of any of the aforesaid types of Indebtedness of other Persons.

         "Interest Rate Agreement" means any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge arrangement, to or under which the Company or any of its Subsidiaries is a party or a beneficiary.

         "Investment" has the meaning set forth in Section 7.12.

         "Lien" means any mortgage, pledge, assignment, lien, charge, encumbrance or security interest of any kind or the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

         "Make-Whole Amount" means with respect to any prepayment or payment of the Notes as to which a Make-Whole Amount is payable, the excess of (i) the present value, discounted semi-annually at the Discount Rate, of the required principal prepayments, if any, of such Notes thereafter required to be made under Section 2.1, the payments at stated final maturity and remaining scheduled interest payments on and in respect of such Notes from the respective dates on which such principal payments and prepayments and interest payments are payable, with all such discounts to be computed on the basis of a 360-day year of twelve 30-day months, over (ii) the principal amount of such Notes being prepaid. "Discount Rate" means an interest rate computed in accordance with generally accepted accounting principles equal to the applicable Treasury Yield; the "applicable Treasury Yield" shall be determined by reference to the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date fixed for the payment of Notes in question (or, if such Statistical Release is no longer published, any publicly available source of similar market data), and shall be the most recent weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity equal to the then remaining Weighted Average Life to Maturity of the Notes of the respective series being paid pursuant to Section 2.1, 2.2, or 9.2 (the "Remaining Life"); provided that if the Remaining Life of the Notes being prepaid pursuant to this Section is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the applicable Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yield of U.S. Treasury securities for which such yields are given.

         "Mutual" has the meaning set forth in Section 1.3.

         "MONY America" has the meaning set forth in Section 1.3.

         "Notes" has the meaning set forth in Section 1.1.

         "Partnership Agreement" means the Second Amended and Restated Agreement of Limited Partnership entered into as of October 1991 by and among Falcon Telecable Investors Group, a California limited partnership, as General Partner, and the limited partners signatory thereto.

         "Person" means any individual, firm, partnership, joint venture, corporation, association, business enterprise, trust, Governmental Body or other entity, whether acting in an individual, fiduciary, or other capacity.

         "Plan" has the meaning set forth in Section 4.8(b).

         "Pro Forma Adjustments" means, with respect to any calculation of Annualized Cash Flow, the inclusion or exclusion from the Consolidated Cash Flow of the Company and its Subsidiaries of the Cash Flow of any Person or Cable System acquired or disposed of within such proximity to the date of calculation that the Cash Flow of such Person or Cable System is not otherwise included or excluded, as the case may be, in the three most recent monthly statements delivered pursuant to Section 8.1(a). In the case of any acquisition, the Cash Flow of such acquired Person or Cable System to be included in the Consolidated Cash Flow of the Company and its Subsidiaries shall be calculated as follows:
(a) it shall be based upon the most recent three months for which financial statements for such Person or Cable System have been or are available; (b) it shall be increased by the additional Cash Flow that would have been derived during the most recent three months for which financial statements for such Person or Cable System are available had there been in effect for those three months any rate increases that are documented and that are to be implemented upon the acquisition; (c) it shall exclude overhead expenses of such Person or Cable System for such period reasonably demonstrated to the holders of the Notes to be duplicative in light of such acquisition and exclude Cash Flow from any Cable System disposed of for the relevant period before its disposition; and (d) it shall then be reduced by one-third for each month for which the Cash Flow of such Person or Cable System is otherwise included in the monthly statements delivered pursuant to Section 8.1(a). In the case of a disposition, the Cash Flow of the Person or Cable System disposed of, to the extent Cash Flow of such Person or Cable System is included in the consolidated Cash Flow of the Company and its Subsidiaries for the relevant period, shall be deducted from the consolidated Cash Flow of the Company and its Subsidiaries.

         "Pro Forma Debt Service" means the largest sum of the Debt Service required to be made for the twelve months following the month in which any calculation is made.

         "Property" means all types of real, personal, tangible, intangible or mixed property.

         "Requirements of Law" means any term, condition or provision of any law, or of any rule, regulation, order, writ, injunction or decree of any court or other governmental or public authority or agency, domestic or foreign, or of any decision or ruling of any arbitrator, or of the partnership agreement of the Company.

         "Restricted Payments" has the meaning set forth in Section 7.7.

         "Security" means any stock, treasury stock, note, bond, debenture, evidence of Indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights or, in general, any interest or instrument commonly known as a "security" or any certificate of interest or participation in, temporary or interim certificate for, receipt for, Guaranty of, or warrant or right to subscribe to or purchase, any of the foregoing.

         "Senior Debt" has the meaning set forth in Section 10.2.

         "Subsidiary" means any corporation, association, partnership, joint venture or other business entity of which the Company and/or any subsidiary of the Company either (a) in respect of a corporation, owns more than 50% of the outstanding stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether or not at the time the stock of any class or classes shall or might have voting power by reason of the happening of any contingency, or (b) in respect of an association, partnership, joint venture or other business entity, is the general partner or is entitled to share in more than 50% of the profits, however determined.

         Section 11.2. Accounting Terms. All accounting terms herein which are not expressly defined herein shall have the meanings respectively given to them in accordance with generally accepted accounting principles in effect at the time of application of such accounting terms for the purposes of this Agreement.

         Section 11.3. New York Law. The Agreement and the Notes issued hereunder shall be governed by and construed in accordance with the laws of the State of New York.

         Section 11.4. Table of Contents and Headings. The table of contents and the headings of the Sections and subsections of this Agreement are intended for convenience of reference only and not to constitute a part hereof or otherwise to be indicative of the scope of content of the Sections or subsections of this Agreement.

         Section 11.5. Survival of Representations and Warranties. All covenants, agreements, representations and warranties made herein or in certificates, written statements or other documents furnished by or on behalf of the Company or any Affiliates to you in connection with the negotiation of this Agreement or the sales of the Notes, or otherwise in connection with or pursuant to this Agreement, shall be considered to have been relied upon by you and shall survive the issuance and delivery of Notes to you and the payment therefor, regardless of any investigation made by you or on your behalf. All statements in such certificates, written statements or other documents shall constitute representations and warranties of the Company hereunder.

         Section 11.6. Successors and Assigns. All covenants, agreements, representations and warranties made by the Company herein shall, whether so expressed or not, bind the successors and assigns of the Company and inure to the benefit of your successors and assigns. All provisions of this Agreement are intended to be for the benefit of all holders, from time to time, of the Notes issued pursuant hereto, and shall be enforceable by any such holder, whether or not an express assignment to such holder of rights under this Agreement shall have been made by you or any of your successors or assigns.

         Section 11.7. Independence of Covenants. Each covenant made by the Company herein is independent of each other covenant so made. The fact that the operation of any such covenant permits a particular action or condition to be taken or to exist does not mean that such action or condition is not prohibited, restricted or conditioned by the operation of the provisions of any other covenant herein. Any illegality or unenforceability of any provision of this Agreement or of the Notes shall not affect or impair the legality or enforceability of the remaining provisions of this Agreement or of the Notes.

SECTION 12.       Miscellaneous.

         Section 12.1. Communications. Whether or not expressly so stated in any provisions of this Agreement, but subject to Section 3.4, all notices, demands, or other communications provided for under this Agreement or under the Notes shall be in writing and shall be deemed to have been given or made upon actual delivery to, or, when mailed by registered or certified mail, postage prepaid, upon the earlier of receipt at or the third day after the date of mailing to:

         (a) (if to any of the Purchasers) the applicable address for notices set forth in Schedule I, as such address may be changed from time to time by written notice to the Company.

         (b) (if to the Company) to the Company, at 474 South Raymond Avenue, Suite 200, Pasadena, CA 91105, Attention: Michael Menerey, or to such other address as the Company as such from time to time in accordance with Section 7.1 shall have given written notice to the holders of the Notes; or

         (c) (if to any holder of a Note) the address of such holder as its appears on the registration books maintained as provided in Section 3.1 (which address, in the case of a Purchaser, shall be initially the applicable address for notices specified in Schedule I), as such address may be changed by such holder from time to time by written notice to the Company.

         Section 12.2. Amendment and Waiver. (a) No term, covenant agreement or condition of this Agreement may be amended, supplemented or modified, or compliance therewith waived (either generally or in a particular instance and either retroactively or prospectively), except pursuant to one or more written instruments signed by the holders of not less than 66 2/3% in aggregate unpaid principal amount of the Notes at the time outstanding and delivered to the Company; provided, however, that no such amendment, supplement, modification or waiver shall, without the consent in writing of the holders of all of the Notes at the time outstanding, subordinate or change the amount of, or extend the date of final maturity of, the principal of any of the Notes, or change the amount of, or the time for the making of, any prepayment of principal of any of the Notes, or reduce or extend the time of payment of interest on any of the Notes, or reduce the amount of any premium payable upon any prepayment or payment of the Notes, or change the percentage of holders of Notes required to approve any such amendment, supplement or modification or to effectuate any such waiver. Any amendment, supplement, modification or waiver pursuant to this Section 11.2 shall apply equally to all the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company.

         (b) The Company will give prompt notice to all holders of the Notes of the effectiveness of any amendment, supplement, modification or waiver entered into in accordance with the provisions of this Section 12.2. Such notice shall state the terms of any such amendment, supplement, modification or waiver and shall be accompanied by at least two conformed copies (which may be composite conformed copies) of each written instrument which embodies such amendment, supplement, modification or waiver.

         Section 12.3. Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, the Company will (a) pay a loan documentation and processing fee of $9,500 by check to The Mutual Life Insurance Company of New York; (b) pay all other expenses incident to such transactions and all reasonable expenses of all holders of Notes incident to any amendment, supplement, modification or waiver of the terms or provisions of this Agreement, or of the Notes, and to any such amendment, supplement, modification or waiver proposed or initiated by the Company, whether or not effected, including in each case, but not limited to, your or such holders' out-of-pocket expenses, the cost of delivery of your or such holders' Notes (and insurance with respect to such delivery) to your or such holders' home office or offices or the office or offices of your or such holders' nominee or nominees, and the fees and disbursements of your or such holders' special counsel, if any, and any local counsel whom they may deem it advisable to retain or cause to be retained; (c) (without limiting the generality of clause (b) above) pay all reproduction costs in connection therewith or in connection with any amendment, supplement, modification or waiver or any such proposed amendment, supplement, modification or waiver; (d) pay any and all taxes in connection with the issuance, sale and delivery of the Notes and in connection with any amendment, supplement, modification or waiver of this Agreement or the Notes and save the Purchasers and any subsequent holders of the Notes harmless without limitation as to time against any and all liabilities (including any interest or penalty for non-payment or delay in payment) with respect to all such taxes (other than transfer taxes on a transfer of Notes); and (e) pay all expenses (including counsel fees and disbursements) incurred in connection with the enforcement of this Agreement or the Notes (including restructuring of the terms hereof in the nature of a "work-out". The obligations of the Company under this Section 12.3, and any and all other obligations of the Company under this Agreement for expenses and costs, shall survive the payment of prepayment of the Notes and the termination of the Agreement.

         Section 12.4. Limited Recourse Against the Partners. (a) The remedies of the holders of the Notes, including without limitation any remedy which could be exercised upon the occurrence of an Event of Default, shall be limited to the extent that no Excluded Person shall have any personal liability as a general partner or limited partner of the Company with respect to the Notes or this Agreement, and in no event shall any Excluded Person be personally liable as a general partner or limited partner for any deficiency judgment in respect of any Note; provided, however, that the provisions of this

Section 12.4 shall not impair the ability of the holder of any Note (i) from proceeding against the Company, (ii) from realizing on the assets of the Company or (iii) proceeding against any General Partner with respect to actions such General Partner caused the Company to take involving the Company's obligations under this Agreement which would constitute fraud, gross negligence or willful misconduct by such General Partner.

         (b) The Purchasers, and each future holder of Notes by its acceptance of a Note issued pursuant hereto, acknowledge and agree that Excluded Persons are express third party beneficiaries of this Section 12.4, and that the provisions hereof may be enforced by any Excluded Persons directly against any holder from time to time of the Notes. For purposes of this Section 12.4, the term "Excluded Person" means, at any time, (i) each current or former general or limited partner of the Partnership, (ii) each current or former general or limited partner of any Person referred to in clause (i) above, and (iii) each partner, director, trustee or other fiduciary, officer, employee, stockholder or controlling Person of any Person referred to in clause (i) or (ii) above.

         Section 12.5. Legal Holidays. Whenever any payment hereunder or under any of the Notes shall be due on a day on which banking institutions at the place for such payment are authorized or obligated by law to close (a "legal holiday"), such payment shall become due on the next succeeding day which is not a legal holiday.

         If the foregoing is satisfactory to you, will you please sign the form of acceptance on the enclosed counterparts of this instrument and forward the same to the undersigned, whereupon this instrument will become a binding agreement between us.

                              Very truly yours,

                              FALCON TELECABLE, A CALIFORNIA
                              LIMITED PARTNERSHIP

                              By:      Falcon Telecable Investors Group, a
                                       California Limited Partnership, Its
                                       General Partner

                              By: Falcon Holding Group, Inc., a California Corporation, Its General Partner

                              By:      /s/  Stanley S. Ifskowitch



The foregoing instrument is hereby
accepted as of the date first above
written

THE MUTUAL LIFE INSURANCE
COMPANY OF NEW YORK

By:               /s/ Peter W. Oliver
                  Peter W. Oliver
                  Managing Director

MONY LIFE INSURANCE COMPANY
OF AMERICA

By:               /s/ Peter W. Oliver
                  Peter W. Oliver
                  Authorized Agent